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Barrett Resources

Joint News Release

NYSE: BRR and WMB
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
Date:      July 3, 2001
Contact:   Kathleen Eccleston-Bickell               Rick Rodekohr                 Robert Howard
           Williams (media relations)               Williams (investor            Barrett (investor relations)
                                                    relations)
           (918) 573-1316                           (918) 573-2087                (303) 572-3900
           kathleen.eccleston-bickell@williams.com  Rick.rodekohr@williams.com    rhoward@brr.com
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             Williams and Barrett Announce Next Steps in Merger
         Date Set for Special Stockholder Meeting to Approve Merger

         TULSA, Okla. and DENVER - Williams (NYSE: WMB) and Barrett Resources Corporation (NYSE: BRR) announced today the schedule for the completion of their planned merger. Barrett has scheduled a special meeting of its stockholders to approve the merger at 9 a.m. Mountain Daylight Time on Thursday, Aug. 2 in the Westin Hotel-Tabor Center, 1672 Lawrence St., Denver.
         The registration statement on Form S-4, which includes the proxy statement/prospectus for the special meeting was initially filed with the Securities and Exchange Commission on June 15 and became effective on July
2. Williams and Barrett will begin mailing the proxy statement/prospectus today, July 3, to Barrett stockholders of record as of July 2.
         Pending approval by Barrett stockholders; Williams and Barrett expect to complete the merger within one or two days following the special stockholder meeting. Williams will distribute materials necessary for Barrett stockholders to effect an exchange of their Barrett shares for Williams shares following the completion of the merger.
         Williams signed a definitive merger agreement with Barrett on May
7. Terms of that agreement included a cash tender offer by Williams for 16,730,502 shares of Barrett common stock at $73 per share net in cash, which was completed on June 12. The shares accepted in the tender offer represent approximately 50 percent of the approximately 33.5 million Barrett shares outstanding. In the proposed merger, each remaining share of Barrett common stock, other than shares held by Williams or its subsidiaries, will be exchanged for 1.767 shares of Williams common stock. Barrett stockholders will receive cash in lieu of fractional Williams shares.
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Additional Information
In addition to the registration statement and the proxy statement/prospectus filed in connection with the merger, Williams and Barrett file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Barrett or Williams at the SEC Public Reference Rooms at 450 Fifth St., N.W., Washington, D.C. 20549 or at any of the SEC's other public reference rooms in New York and Chicago. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. Williams' and Barrett's filings with the SEC are also available to the public from commercial document-retrieval services and at the web site maintained by the SEC at www.sec.gov. Free copies of the proxy statement/prospectus and these other documents may also be obtained from (1.) Williams by directing a request through the investor relations portion of Williams' website at www.williams.com, by mail to Williams, One Williams Center, 50th Floor, Tulsa, Okla., 74172, Attention: Investor Relations, telephone: (800) 600-3782 or from (2.) Barrett by directing a request through Carol Bickerton at (303) 572-3900.

About Williams (NYSE: WMB)
Williams, through its subsidiaries, connects businesses to energy, delivering innovative, reliable products and services. Williams information is available at www.williams.com.

About Barrett (NYSE: BRR)
Barrett is an independent oil and natural gas exploration and development company that is also involved in natural gas gathering, marketing and trading activities. Barrett information is available at www.brr.com

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.